UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 9, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Believes Most Recent Republic First Operating Results Show Continued Poor Performance

CAMDEN, NJ: The group led by George E. Norcross, III, Gregory B. Braca and Philip A. Norcross believes the March 31, 2022 operating results Republic First Bank filed with the Federal Deposit Insurance Corporation (FDIC) show further evidence of the bank’s poor performance amid growing evidence of dysfunction and paralysis at the bank’s parent company, Republic First Bancorp, Inc. (“Republic First” or the “Company”) (FRBK).

In the new call report, Republic First Bank disclosed:

-	Bank equity decreased by $42 million to $280 million versus the prior quarter, representing a 13% decline.

-	Net income was down 10% quarter-over-quarter as Return on Average Assets (ROAA) declined to 0.43% in Q1 2022 vs. 0.49% in Q4 2021. Net interest margin was down 6 basis points quarter-over-quarter.

-	Loan volume was down 6% year-over-year.

Call reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council (FFIEC) that do not in all cases follow accounting principles generally accepted in the United States (GAAP). The report is a supervisory and regulatory document, not primarily an accounting document, and may not provide a complete range of financial disclosure about the Company. It is not audited or filed with the Securities and Exchange Commission. Nevertheless, and given that the Company has not filed its 10-K for full year 2021 or an earnings release or 10-Q for the first quarter of 2022 and has seemingly ceased efforts to prepare such financial disclosures, the bank’s call report is the only current source of information regarding the Company’s financial condition and results of operations.

In January, when the leaders of the Norcross Braca group announced they had purchased a significant share of Republic First’s stock, they called for changes to the Company’s leadership in response to the bank’s poor performance and operating results in recent years. Since that time, there has been public disclosure of deep dysfunction and the apparent paralysis of the Company’s Board of Directors that risk harming shareholders.

The Norcross Braca group believes the true depths of the problems at Republic First Bank’s problem may still be unknown as the Company has repeatedly refused to turn over records to the Norcross Braca group as is required under Pennsylvania law. Moreover, as noted above, the Company has in essence ceased public reporting – with no financial update since an earnings release furnished three and a half months ago on January 20th. Thereby leaving shareholders without the full report on calendar year 2021 that would be included in the 10-K, including important disclosures about trends, outlook and risk factors, as well as the compensation and related party information required to be in the Company’s proxy statement, and providing shareholders no information at all about performance to date in 2022 – meaning the last management discussion and analysis of the Company available to shareholders relates to the quarter ended on September 30, 2021 and was filed approximately 6 months ago.

The Norcross Braca group first sent a demand for access to specific Company information, including information about related party transactions, on February 16, 2022, with a supplemental demand sent on March 7, 2022 and a third communication sent on March 21, 2022 demanding that the Company be fully transparent with its shareholders. At the end of March, the Norcross Braca group filed a lawsuit to compel Republic First to make available for inspection the requested books and records. That suit is pending in the Philadelphia Court of Common Pleas.

Please visit www.sec.gov [sec.gov] [sec.gov [sec.gov]] to obtain copies of any Schedule 13D, as amended from time to time, and 14A filings by the group.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”), which the Group expects will occur at the 2022 annual meeting of shareholders once scheduled by the Issuer (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov]. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE GROUP’S PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.